Exhibit 99.1

         Pope Resources Announces Change in Board Composition

    POULSBO, Wash.--(BUSINESS WIRE)--Dec. 6, 2005--Pope Resources (Nasdaq:POPEZ) today announced the election of John E. Conlin to the Board of Directors of the company's managing general partner, Pope MGP, Inc. Mr. Conlin replaces Marco F. Vitulli, who is retiring as a Director after 20 years of service dating back to the inception of Pope Resources. Director Peter T. Pope, who has served on the Board with Mr. Vitulli throughout the company's history, noted that "Marco has provided stable leadership and valuable counsel throughout his tenure, particularly on real estate matters as the company's business has evolved."
    Mr. Conlin is the co-founder of Education Partners, a firm operating in the health and wellness industry. He previously served as CEO of Robertson Stephens, an investment bank based in San Francisco, California. His banking experience also includes 16 years with Credit Suisse First Boston where he held various senior management positions in the U.S. and Europe. He received a B.A. degree from the University of Rochester and an M.B.A. from the University of Michigan. Mr. Conlin is a Director of ACME Communications (Nasdaq:ACME), Montgomery & Company, and Cannell Capital Management.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 560,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.



    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156